UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 4, 2008

NORTHERN OIL AND GAS, INC.
(Name of small business issuer in its charter)

Nevada	000-33999	95-3848122
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

315 Manitoba Avenue – Suite 200 Wayzata, Minnesota	55391
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 476-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANTS BUSINESS AND OPERATIONS

Item 2.02 – Results of Operations and Financial Condition.

Northern Oil and Gas, Inc. (the “Company”) announced third quarter net earnings of $871,819, or approximately $0.03 per share on revenue of $1,362,655.  These results represent a 208% increase in earnings compared to the second quarter of 2008.  Revenue increased by approximately 80% compared to the second quarter of 2008, and general and administrative expenses were approximately 40% under budget.  The Company has reduced general and administrative expenses for the second consecutive quarter this year, demonstrating a strong commitment to cost controls.

The Company recently participated in the successful drilling and completion of an additional seven oil producing wells in the North Dakota Bakken trend.  The seven wells began producing at an average initial rate of 740 barrels of oil per day.  The Company is also a working interest participant in an additional 15 wells currently drilling or completing in the North Dakota Bakken and Three Forks/Sanish formations.  The Company has achieved a 100% success rate in wells drilled during 2008.

A copy of the press release which the Company issued reporting the foregoing information is attached as Exhibit 99.1.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	Press Release dated November 4, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            NORTHERN OIL AND GAS, INC.

Date:  November 4, 2008                                                                                                                By /s/ Michael L. Reger
                                                   Michael L. Reger, Chief Executive Officer